Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

TAPINATOR, INC.

Tapinator, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1.

The original Certificate of Incorporation of this Corporation was filed with the Secretary of State of Delaware on December 9, 2013 (the “Original Certificate”). The Original Certificate was amended and restated on July 29, 2015, and subsequently amended on January 22, 2018 (the “Certificate of Incorporation”).

2.

Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Certificate of Incorporation and declaring said amendment to be advisable and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.

3.	The following paragraph is hereby added as a new Section 6 to Article IV of the Certificate of Incorporation:

“Section 6. Reverse Stock Split. Effective as of 5:30 p.m., New York time, on December 31, 2019 (the “Effective Time”) each share of the Corporation’s common stock, $0.001 par value per share (the “Old Common Stock”), either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time, will be automatically reclassified as (without any further act) into a smaller number of shares such that each one hundred sixty (160) shares of Old Common Stock issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock, $0.001 par value per share, of the Corporation (the “New Common Stock”), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation  (the “Reverse Stock Split”). The Board of Directors shall make provision for the issuance of that number of fractions of New Common Stock such that any fractional share of a holder otherwise resulting from the Reverse Stock Split shall be rounded up to the next whole number of shares of New Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock into which such shares of Old Common Stock shall have been reclassified plus the fraction, if any, of a share of New Common Stock issued as aforesaid.”

4.	The Certificate of Incorporation is hereby amended by deleting Section 1 of Article IV in its entirety and inserting the following in lieu thereof:

“Authorized Shares. The total number of shares of all classes of stock of which the Corporation shall have authority to issue is twenty-six million five hundred and thirty-two thousand five hundred (26,532,500) of which twenty-five million (25,000,000) shares, par value of $0.001, shall be designated as Common Stock (“Common Stock”), and, unless stated otherwise within any series' designation of Preferred Stock, one million five hundred and thirty-two thousand five hundred (1,532,500) shares shall be designated as Preferred Stock (“Preferred Stock”), with a par value of $0.001. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.”

5.

Pursuant to the resolution of the Board of Directors, a special meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

6.	This Certificate of Amendment shall become effective as of 5:30 p.m., New York time, on December 31, 2019.

7.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT]

IN WITNESS WHEREOF, Tapinator, Inc., has caused this Certificate to be executed by its duly authorized officer on this 23rd day of December, 2019.

TAPINATOR, INC.

By:	/s/ Ilya Nikolayev
Name: Ilya Nikolayev
Title: Chief Executive Officer and Chairman of the Board of Directors